Exhibit 99

NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE
QUARTER AND SIX MONTHS ENDED SEPTEMBER 30, 2005

        Wooster, Ohio (October 28, 2005) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net earnings of $467,000 or $.14 per diluted share for the second fiscal quarter ended September 30, 2005, compared to net earnings of $489,000 or $.13 per diluted share for the quarter ended September 30, 2004.

        Net interest income before provision for loan losses increased $60,000 for the quarter ending September 30, 2005 compared to the quarter ended September 30, 2004. Interest income increased $417,000 during the quarter as a result of prime rate increases and a shift in portfolio composition from investment securities and mortgage loans toward higher yielding commercial loans. Interest expense increased $357,000 during the quarter as a result of increased rates paid on certificates of deposit and a shift in deposit composition from savings and checking deposits to higher rate certificates of deposit. The increase in net interest income during the quarter was offset by a $47,000 decrease in other income and a $72,000 increase in general, administrative and other expense. The decrease in other income included an $82,000 decrease in cyclical gains on sale of loans offset by increases in other recurring fees of $38,000, including $18,000 in trust income. The increase in other expense, consisting mainly of higher compensation and benefits, was largely due to the hiring of additional personnel in order to enhance the scope and ability of the commercial lending department and to establish a trust department staffed by a team of qualified, experienced trust professionals.

        For the six month period ended September 30, 2005, net earnings totaled $907,000, or $0.27 per diluted share, compared to net earnings of $951,000, or $0.26 per diluted share for the six months ended September 30, 2004.

        Net interest income before provision for loan losses increased $240,000 for the six months ending September 30, 2005 compared to the six months ended September 30, 2004. Interest income increased $854,000 during the six month period as a result of prime rate increases and a shift in portfolio composition from investment securities and mortgage loans toward higher yielding commercial loans. Interest expense increased $614,000 during the six month period as a result of increased rates paid on certificates of deposit and a shift in deposit composition from savings and checking deposits to higher rate certificates of deposit. The increase in net interest income during the six month period was offset by a $44,000 decrease in other income and a $322,000 increase in general, administrative and other expense. The decrease in other income included a $73,000 decrease in cyclical gains on sale of loans offset by increases in other recurring fees of $42,000, including $28,000 in trust income. The increase in other expense, consisting mainly of higher compensation and benefits, for the six months ended September 30, 2005 compared to the same period in 2004, was largely due to the acquisition of Stebbins National Bank completed on June 1, 2004, and the hiring of additional personnel in order to enhance the scope and ability of the commercial lending department and to establish the trust department.

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        According to Phillip E. Becker, Executive Vice President, Chief Lending Officer and Interim Chief Executive Officer, the Company has continued its strategic initiatives of growing the commercial lending and trust businesses while aggressively managing interest rate risk though maintenance of a short duration investment portfolio and the reduction of the fixed rate mortgage loan portfolio.

        At September 30, 2005, Wayne Savings Bancshares, Inc. reported total assets of $393.2 million, a decrease of $10.2 million, or 2.5%, over total assets of $403.4 million at March 31, 2005. Deposits increased $5.2 million, or 1.6% to $325.8 million from $320.6 million at March 31, 2005. Stockholders’ equity on September 30, 2005 amounted to $36.4 million, resulting in a capital-to-assets ratio of 9.27%.

        Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III SVP/CFO (330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share data)

	September 30, 2005 (Unaudited)	March 31, 2005
ASSETS

Cash, cash equivalents & investment securities	$71,288	$91,762
Mortgage-backed securities, net (1)	49,191	60,352
Loans receivable, net (1)	225,698	213,627
Federal Home Loan Bank stock	4,494	4,386
Office premises & equipment, net	8,738	8,922
Real estate acquired through foreclosure	49	35
Other assets	33,720	24,317

TOTAL ASSETS	$393,178	$403,401

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposit accounts	$325,818	$320,586
Advances from Federal Home Loan Bank	28,500	40,000
Advances by borrowers for taxes & insurance	602	612
Accounts payable on mortgage loans serviced for others	194	231
Other liabilities	1,617	1,773

TOTAL LIABILITIES	356,731	363,202

Common stock (3,934,874 and 3,907,318 shares of $.10 par value issued
at September 30, 2005 and March 31, 2005, respectively	393	391
Additional paid-in capital	35,509	35,133
Retained earnings	11,463	11,371
Less required contributions for shares acquired by Employee Stock Ownership Plan	(1,280)	(1,304)
Less Treasury Stock	(9,256)	(4,600)
Accumulated other comprehensive loss	(382)	(792)

TOTAL STOCKHOLDERS' EQUITY	36,447	40,199

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$393,178	$403,401

(1) Includes available for sale classifications

CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in Thousands)

	Three Months Ended September 30,			Six Months Ended September 30,
	2005		2004	2005		2004
		(Unaudited)			(Unaudited)

Interest income	$4,798		$4,381	$9,479		$8,625
Interest expense	1,966		1,609	3,848		3,234

Net interest income	2,832		2,772	5,631		5,391
Provision for losses on loans	-		15	-		30

Net interest income after provision for loan losses	2,832		2,757	5,631		5,361
Other income	446		493	854		898
General, administrative, and other expense	2,652		2,580	5,271		4,949

Earnings before federal income taxes	626		670	1,214		1,310
Federal income taxes	159		181	307		359

Net earnings	$467		$489	$907		$951

CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	For the Three Months ended September 30,
	2005	2004
	(Unaudited)

Quarterly Results

Net Interest Income	$2,832	$2,772
Net Earnings	$467	$489
Earnings Per Share:
Basic	0.14	0.13
Diluted	0.14	0.13
Return on Average Assets (Annualized)	0.47%	0.51%
Return on Average Equity (Annualized)	5.00%	4.70%

	For the Six Months ended September 30,
	2005	2004
	(Unaudited)

Year to Date Results

Net Interest Income	$5,631	$5,391
Net Earnings	$907	$951
Earnings Per Share:
Basic	0.27	0.26
Diluted	0.27	0.26
Return on Average Assets (Annualized)	0.46%	0.51%
Return on Average Equity (Annualized)	4.70%	4.50%

	September 30, 2005	March 31, 2005
	(Unaudited)

End of Period Data

Total Assets	$393,178	$403,401
Stockholders' Equity to Total Assets	9.27%	9.97%